UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.    )

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SELECT COMFORT CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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For Immediate Release

SELECT COMFORT SENDS LETTER TO SHAREHOLDERS HIGHLIGHTING THE INNOVATION STRATEGY DRIVING RECORD FINANCIAL RESULTS

Urges Shareholders to Protect Value of Investment

By Voting on WHITE Proxy Card

MINNEAPOLIS – (April 28, 2015) – Select Comfort Corporation (NASDAQ: SCSS) today sent a letter to its shareholders highlighting its continued strong financial performance and the superior shareholder returns resulting from its consumer-driven innovation strategy.

The full text of the letter is below:

April 28, 2015

Dear Fellow Shareholder,

One year ago, on the Company’s first quarter 2014 earnings call, Select Comfort President and Chief Executive Officer, Shelly Ibach, stated that we expected our growth initiatives and related investments to strengthen Select Comfort’s competitive advantages while delivering increased profitability and shareholder returns. On April 22, 2015, Select Comfort released its financial results for the first quarter of 2015 and the results show that the Company is delivering on its stated expectations.

As announced in our first quarter earnings release, Select Comfort reported:

-	RECORD quarterly net sales of $350 million, an increase of 27% versus prior year, with comparable sales up 22% and 6 points of growth from net new store additions;
-	INCREASED gross profit to $216 million, up 26% from prior year;
-	LEVERAGED operating expenses by 350 basis points versus prior year;
-	INCREASED operating income, which grew 69% to $44 million, or 12.5% of net sales, a 320 basis point improvement versus the prior year’s first quarter; and
-	RECORD quarterly earnings per diluted share of $0.54, an increase of 74% versus prior year.

Select Comfort’s record-setting first quarter financial results clearly demonstrate that the consumer-driven innovation strategy and vertically-integrated business model, developed and implemented by your Board and management team, continues to gain traction and drive record results.

With better than expected performance from our growth initiatives and operational improvements in the first quarter, we have increased our 2015 full-year earnings per share guidance by $0.05 to $1.35

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YOU HAVE AN IMPORTANT ROLE IN ENSURING THE CONTINUED EXECUTION AND SUPERIOR RESULTS OF SELECT COMFORT’S STRATEGY

At the upcoming Annual Meeting on May 22, 2015, you will be asked to vote about the future strategic direction of Select Comfort. At the meeting, Blue Clay Capital Partners CO III LP (together with its affiliates and related parties, “Blue Clay”) is seeking to elect its own slate of two director candidates to advance risky and poorly conceived changes to Select Comfort’s strategy.

We urge you to vote the WHITE card to support the continued successful execution of Select Comfort’s carefully considered and transformational consumer-driven innovation strategy, which continues to gain momentum and deliver excellent financial results and shareholder returns. The impact of our strategy is evident in our trailing twelve-month results1, including:

-	Net sales of $1.23 billion, up 26% from the prior twelve-month period;
-	Net operating profit of $120 million, up 47%;
-	EBITDA of $171 million, up 45%;
-	Earnings per share of $1.49[2], up 54%; and
-	ROIC of 16.5% on a 14% higher average invested capital base.

1 Trailing 12 months to the end of the first fiscal quarter of 2015

2 Represents summation of quarterly earnings per share for the trailing four quarters

3 See page 6 for reconciliation of non-GAAP measure

4 See page 7 for reconciliation of non-GAAP measure

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Select Comfort’s performance has resulted in Total Shareholder Returns that have exceeded returns delivered by the S&P 400 Specialty Stores Index and Select Comfort’s peers during relevant time periods5.

Your Board is committed to delivering continued strong financial results and superior shareholder value. We are on track to achieve our goal of more than doubling EPS to $2.75 in five years.

5 Return calculations reflect the one-year, three-year or five-year fiscal periods plus one additional fiscal quarter.

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THE SELECT COMFORT BOARD PROVIDES ACTIVE OVERSIGHT OF THE COMPANY’S STRATEGY AND IS FOCUSED ON ENHANCING SHAREHOLDER VALUE

The Select Comfort Board is independent, diverse and provides rigorous oversight of the Company’s strategic direction and management’s performance. Your Board consists of nine highly-qualified directors, eight of whom are independent and four of whom have been added since 2011.

Your Board is actively engaged with and oversees Select Comfort’s experienced senior management team in the execution of the Company’s strategic plan. We urge you to use the WHITE proxy card to vote “FOR ALL” of Select Comfort’s independent, experienced and highly qualified director nominees to the Board of Directors: Daniel I. Alegre, Stephen L. Gulis, Jr. and Brenda J. Lauderback.

Blue Clay has, however, targeted two of Select Comfort’s highly qualified directors, Steve Gulis and Brenda Lauderback, for replacement with its own nominees.

•	Stephen Gulis is chair of our Board’s Audit Committee and one of two directors who meet the SEC standards as an audit committee financial expert. Mr. Gulis also brings to our Board significant experience in risk management, global operations and product sourcing. Mr. Gulis also, by virtue of his significant experience in information systems implementations, is paramount to the Board’s oversight of our ERP implementation, which will be in its most crucial phase in the second half of 2015. Replacing Mr. Gulis with someone who is not a financial expert and without any experience or knowledge of Select Comfort’s ERP implementation would cause shareholders to lose a highly valued Board member during a crucial phase of this strategic initiative. Vote the WHITE card FOR Stephen Gulis.

•	Brenda Lauderback is chair of our Board’s Corporate Governance and Nominating Committee and has extensive public company board experience. Ms. Lauderback has led progressive Board effectiveness actions, including a succession planning process that has resulted in four new directors in the last four years. Ms. Lauderback also brings to our Board extensive executive management experience with prominent national retailers. Replacing Ms. Lauderback with either Blue Clay candidate would mean the loss of extensive public company board experience, directly relevant retail executive management experience and would significantly reduce the gender and ethnic diversity of our Board. Gender diversity is particularly important to our Board, given our consumer innovation strategy and target customer. Vote the WHITE card FOR Brenda Lauderback.

•	Blue Clay nominees are NOT qualified. The Blue Clay nominees have NO:

o	Relevant public company board experience;
o	Executive management experience with a company our size;
o	ERP implementation experience;
o	Global operations or supply chain expertise;
o	Expertise in board effectiveness or governance; nor
o	Proven skills or experiences that supplant those of the Company’s nominees which are critical to the Company’s strategic initiatives.

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Vote “FOR ALL” of Select Comfort’s highly qualified nominees.

•	Proven expertise and contributions. Each of the Company’s nominees brings a track record of success and proven accomplishments in areas relevant to our business, as well as unique perspectives from their individual areas of expertise. Their contributions are regularly evaluated relative to the needs of the business today and for the future. Each of the Company’s nominees is a strong and independent contributor to our Board and is critical to the Company’s transformation to deliver sustainable profitable growth. Vote “FOR ALL” of Select Comfort’s highly qualified nominees.

As you consider your vote, we ask you as fellow shareholders to consider seriously whether you want a board with far less experience in critical investment areas, less diversity and no relevant experience of serving on the board of a public company.

Your vote is extremely important, no matter how many or how few shares you own. Whether or not you plan to attend the Annual Meeting, you have the opportunity to support our value creation strategy by voting the WHITE proxy card. We urge you to vote today by Internet, by telephone or by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided.

On behalf of your Board, we thank you for your continued support of Select Comfort.

Sincerely,

/s/	/s/

Jean-Michel Valette	Shelly Ibach
Chairman of the Board	President & Chief Executive Officer
SLEEP NUMBER® setting 35	SLEEP NUMBER® setting 40

If you have questions or need assistance in voting your shares, please call: 480 Washington Boulevard, 26th Floor Jersey City, NJ 07310 (800) 561-3991 (Toll Free) e-mail: selectcomfort@georgeson.com

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SELECT COMFORT CORPORATION AND SUBSIDIARIES

Earnings before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA)

(in thousands)

We define earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA") as net income plus: income tax expense, interest expense, depreciation and amortization, stock-based compensation and asset impairments. Management believes Adjusted EBITDA is a useful indicator of our financial performance and our ability to generate cash from operating activities. Our definition of Adjusted EBITDA may not be comparable to similarly titled definitions used by other companies. The table below reconciles Adjusted EBITDA, which is a non-GAAP financial measure, to the comparable GAAP financial measure:

	Three Months Ended		Trailing-Twelve Months Ended
	April 4,	March 29,	April 4,	March 29,
	2015	2014	2015	2014

Net income	$28,799	$16,992	$79,781	$53,602
Income tax expense	15,079	8,912	40,301	27,995
Interest expense	10	10	53	47
Depreciation and amortization	10,544	8,885	40,426	32,151
Stock-based compensation	2,782	(108)	9,688	3,692
Asset impairments	209	3	703	100

Adjusted EBITDA	$57,423	$34,694	$170,952	$117,587

Note -	Our Adjusted EBITDA calculation is considered a non-GAAP financial measure and is not in accordance with, or preferable to, "as reported," or GAAP financial data. However, we are providing this information as we believe it facilitates analysis of the Company's financial performance by investors and financial analysts.

GAAP -	generally accepted accounting principles in the U.S.

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SELECT COMFORT CORPORATION AND SUBSIDIARIES

Calculation of Return on Invested Capital (ROIC)

(in thousands)

ROIC is a financial measure that we use which quantifies the return we earn on our invested capital. We compute ROIC as outlined below. Management believes ROIC is a useful metric for investors and financial analysts. Our definition and calculation of ROIC may not be comparable to similarly titled definitions and calculations used by other companies. The tables below reconcile net operating profit after taxes (NOPAT) and total invested capital, which are non-GAAP financial measures, to the comparable GAAP financial measures:

	Trailing-Twelve Months Ended
	April 4, 2015	March 29, 2014
Net operating profit after taxes (NOPAT)
Operating income	$119,669	$81,263
Add: Rent expense [1]	59,592	51,418
Add: Interest income	466	383
Less: Depreciation on capitalized operating leases [2]	(14,761)	(13,248)
Less: Income taxes [3]	(55,697)	(40,963)
NOPAT	$109,269	$78,853

Average invested capital
Total equity	$270,254	$232,123
Less: Cash greater than target [4]	(36,125)	(22,848)
Add: Long-term debt [5]	—	—
Add: Capitalized operating lease obligations [6]	476,736	411,344
Total invested capital at end of period	$710,865	$620,619

Average invested capital [7]	$661,708	$580,352

Return on invested capital (ROIC) [8]	16.5%	13.6%

[1]	Rent expense is added back to operating income to show the impact of owning versus leasing the related assets.

[2]	Depreciation is based on of the average of the last five fiscal quarters' ending capitalized operating lease obligations (see note 6) for the respective reporting periods with an assumed thirty-year useful life. This is subtracted from operating income to illustrate the impact of owning versus leasing the related assets.

[3]	Reflects annual effective income tax rates, before discrete adjustments, of 33.8% and 34.2% for 2015 and 2014, respectively.

[4]	Cash greater than target is defined as cash, cash equivalents and marketable debt securities less customer prepayments in excess of $100 million.

[5]	Long-term debt includes existing capital lease obligations.

[6]	A multiple of eight times annual rent expense is used as an estimate of capitalizing our operating lease obligations. The methodology utilized aligns with the methodology of a nationally recognized credit rating agency.

[7]	Average invested capital represents the average of the last five fiscal quarters' ending invested capital balances.

[8]	ROIC equals NOPAT divided by average invested capital.

Note -	Our ROIC calculation and data are considered non-GAAP financial measures and are not in accordance with, or preferable to, GAAP financial data. However, we are providing this information as we believe it facilitates analysis of the Company's financial performance by investors and financial analysts.

GAAP -	generally accepted accounting principles in the U.S.

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About Select Comfort Corporation

SLEEP NUMBER, a sleep innovation leader, delivers unparalleled sleep experiences by offering high-quality, innovative sleep products and services. The company is the exclusive designer, manufacturer, marketer, retailer and servicer of a complete line of Sleep Number® beds including our newest addition, the SleepIQ Kids™ bed. Only the Sleep Number bed offers SleepIQ® technology – proprietary sensor technology that works directly with the bed’s DualAir™ system to track and monitor each individual’s sleep. SleepIQ technology communicates how you slept and what adjustments you can make to optimize your sleep and improve your daily life. Sleep Number also offers a full line of exclusive sleep products including FlexFit™ adjustable bases and Sleep Number® pillows, sheets and other bedding products. Consumers also benefit from a unique, value-added retail experience at one of the more than 460 Sleep Number® stores across the country, online at SleepNumber.com, or via phone at (800) Sleep Number or (800) 753-3768.

Important Additional Information and Where to Find It

The Company has filed a proxy statement on Schedule 14A and other relevant documents with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for its 2015 Annual Meeting of Shareholders or any adjournment or postponement thereof (the “2015 Annual Meeting”) and has mailed a definitive proxy statement and a WHITE proxy card to each shareholder of record entitled to vote at the 2015 Annual Meeting. SHAREHOLDERS ARE STRONGLY ADVISED TO READ THE COMPANY’S 2015 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the 2015 proxy statement, any amendments or supplements to the proxy statement and other documents that the Company files with the SEC from the SEC’s website at www.sec.gov or the Company’s website at http://www.sleepnumber.com/investor-relations as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Certain Information Regarding Participants in Solicitation

The Company, its directors, its executive officers and its nominees for election as director may be deemed participants in the solicitation of proxies from shareholders in connection with the matters to be considered at the Company’s 2015 Annual Meeting. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of Company shareholders in connection with the 2015 Annual Meeting, and their direct or indirect interests, by security holdings or otherwise, which may be different from those of the Company’s shareholders generally, are set forth in the Company’s definitive proxy statement for the 2015 Annual Meeting on Schedule 14A that has been filed with the SEC and the other relevant documents filed with the SEC.

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Forward-looking Statements

Statements used in this news release relating to future plans, events, financial results, management or performance are forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 and are subject to certain risks and uncertainties including, among others, such factors as current and future general and industry economic trends and consumer confidence; the effectiveness of our marketing messages; the efficiency of our advertising and promotional efforts; our ability to execute our company-controlled distribution strategy; our ability to achieve and maintain acceptable levels of product and service quality, and acceptable product return and warranty claims rates; our ability to continue to improve and expand our product line; consumer acceptance of our products, product quality, innovation and brand image; industry competition, the emergence of additional competitive products, and the adequacy of our intellectual property rights to protect our products and brand from competitive or infringing activities; availability of attractive and cost-effective consumer credit options; pending and unforeseen litigation and the potential for adverse publicity associated with litigation; our “just-in-time” manufacturing processes with minimal levels of inventory, which may leave us vulnerable to shortages in supply; our dependence on significant suppliers and our ability to maintain relationships with key suppliers, including several sole-source suppliers; the vulnerability of key suppliers to recessionary pressures, labor negotiations, liquidity concerns or other factors; rising commodity costs and other inflationary pressures; risks inherent in global sourcing activities; risks of disruption in the operation of either of our two primary manufacturing facilities; increasing government regulations, which have added or will add cost pressures and process changes to ensure compliance; the adequacy of our management information systems to meet the evolving needs of our business and to protect sensitive data from potential cyber threats; the costs, distractions and potential disruptions to our business related to upgrading our management information systems; our ability to attract, retain and motivate qualified management, executive and other key employees, including qualified retail sales professionals and managers; and uncertainties arising from global events, such as terrorist attacks or a pandemic outbreak, or the threat of such events. Additional information concerning these and other risks and uncertainties is contained in the company’s filings with the Securities and Exchange Commission (SEC), including the Annual Report on Form 10-K, and other periodic reports filed with the SEC. The company has no obligation to publicly update or revise any of the forward-looking statements in this letter.

# # #

Investor Contact:

Dave Schwantes

Select Comfort Corporation

(763) 551-7498

investorrelations@selectcomfort.com

Steven Pantina

Senior Managing Director

Georgeson Inc.

(201) 222-4229

spantina@georgeson.com

Media Contact:

Tim Lynch / Scott Bisang

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

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